Exhibit 10.6

LANDAMERICA FINANCIAL GROUP, INC.

2000 STOCK INCENTIVE PLAN

Statement of Amendment

Effective May 26, 2004

Section 5.01 is amended to read as follows:

5.01

Maximum Number of Shares to be Awarded. Subject to the adjustment provisions of Article XI and the provisions of (i) and (ii) of this Article V, up to 3,600,000 shares of Common Stock may be issued under the Plan. In addition to such authorization, the following shares of Common Stock may be issued under the Plan:

(i)

Shares of Common Stock that are forfeited under this Plan or the Prior Plan, and shares of Common Stock that are not issued under this Plan or the Prior Plan because of (x) a payment of cash in lieu of shares of Common Stock, (y) the cancellation, termination or expiration of Grants and Awards, and/or (z) other similar events under this Plan or the Prior Plan, shall be available for issuance under this Plan; and

(ii)

If a Participant tenders, or has withheld, shares of Common Stock in payment of all or part of the Option Price under an Option granted under this Plan or the Prior Plan, or in satisfaction of withholding tax obligations thereunder, the shares of Common Stock so tendered by the Participant or so withheld shall become available for issuance under this Plan.

Notwithstanding (i) above, any shares of Common Stock that are authorized to be issued under the Prior Plan but that are not issued or covered by Grants or Awards under the Prior Plan, shall not be available for issuance under this Plan.

Subject to the foregoing provisions of this Article V, if a Grant or an Award may be paid only in shares of Common Stock, or in either cash or shares of Common Stock, the shares of Common Stock shall be deemed to be issued hereunder only when and to the extent that payment is actually made in shares of Common Stock. However, the Committee may authorize a cash payment under a Grant or an Award in lieu of shares of Common Stock if there are insufficient shares of Common Stock available for issuance under the Plan.